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                                   [LETTERHEAD]

                                                                     Exhibit 8.1
                                                             DRAFT DATED 6/17/96

                                  June __, 1996



Board of Directors of
Financial Bancorp, Inc.
125 N. Commercial Street
Trinidad, CO  81082

Board of Directors of
Community First Bankshares, Inc.
520 Main Avenue
Fargo, ND 58124-0001

     Re:  Proposed Merger

Ladies and Gentlemen:

     You have requested that we render an opinion with respect to certain United States federal income tax considerations related to the proposed merger between Financial Bancorp, Inc. ("Financial"), Community First Bankshares, Inc. ("CFB") and Trinidad Acquisition Corporation, a wholly-owned subsidiary of CFB ("TAC"), pursuant to which TAC will be merged with and into Financial (the "Merger").

     We have examined the Agreement and Plan of Merger by and among CFB, TAC and Financial executed March 8, 1996 (the "Merger Agreement"), and the Form S-4 Registration Statement (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC") on June 18, 1996 under the Securities Act of 1933, as amended, which Registration Statement includes a Proxy Statement and a Prospectus (collectively the "Proxy Statement-Prospectus"). Unless otherwise defined in this letter, terms defined in the Proxy Statement-Prospectus are used herein as defined therein. We also have examined such matters of law, including the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), proposed and finalized Treasury regulations promulgated thereunder (the "Regulations"), and judicial and administrative decisions, rulings and interpretations thereof currently in effect, as we

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LINDQUIST & VENNUM P.L.L.P.
DRAFT DATED 6/17/96
Board of Directors
June __, 1996
Page 2



have deemed appropriate as a basis for our opinions set forth below. All section references herein are to the Code unless stated otherwise.

     In rendering this opinion, we have relied upon the current and continued accuracy of the factual matters we have considered, including the recitals, agreements, representations and warranties contained in or made pursuant to the Merger Agreement, as well as the representations and warranties of the Managements of CFB, TAC and Financial made to Lindquist & Vennum P.L.L.P. for purposes of rendering this opinion.

     Based on the foregoing, and subject to the qualifications set forth herein, we are of the opinion that if the Merger is effected in accordance with the Plan and the above facts and representations:

     1. Provided that the proposed Merger qualifies under Colorado law, and after the Merger Financial holds substantially all of its assets and substantially all of the assets of TAC, and in the transaction, Financial shareholders exchange an amount of stock constituting control of Financial within the meaning of Section 368(c) of the Code solely for CFB voting stock, the transaction will constitute a reorganization within the meaning of Section 368(a)(1)(A). The reorganization will not be disqualified by reason of the fact that the stock of CFB will be used in the transaction (Section 368(a)(2)(E)). For purposes of this ruling "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of each of TAC and Financial. Financial, CFB, and TAC will each be "a party to a reorganization" within the meaning of Section 368(b).

     2. No gain or loss will be recognized by TAC on the transfer of its assets to Financial in exchange for Financial Common Stock (Section 361(a)).

     3. No gain or loss will be recognized by Financial upon the receipt of the assets of TAC in exchange for Financial Common Stock.

     4. The basis of the assets of TAC acquired by Financial will be the same as the basis of such assets in the hands of TAC immediately prior to the exchange (Section 362(b)).

     5. No gain or loss will be recognized by CFB upon the receipt of Financial Common Stock solely in exchange for CFB Common Stock (Section 1032(a)).

     6. The holding period of the assets of TAC in the hands of Financial, in each instance, will include the period during which such assets were held by TAC (Section 1223(2)).

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LINDQUIST & VENNUM P.L.L.P.
DRAFT DATED 6/17/96
Board of Directors
June __, 1996
Page 3



     7. No gain or loss will be recognized by the shareholders of Financial upon the exchange of their Financial Common Stock solely for CFB Common Stock (including any fractional share interests received, if any) (Section 354(a)(1)).

     8. The basis of the CFB Common Stock (including any fractional share interests received, if any) to be received by Financial shareholders will be the same as the basis of Financial Common Stock surrendered in exchange therefor (Section 358(a)(1)).

     9. The holding period of the CFB Common Stock (including any fractional share interests received, if any) received by Financial shareholders will include the period during which the Financial Common Stock surrendered therefor was held, provided the Financial Common Stock was held as a capital asset in the hands of the shareholders on the date of the exchange (Section 1223(1)).

     10. As provided by Section 381(a) of the Code and Section 1.381(a)-1 of the Regulations, Financial will succeed to and take into account the items of TAC described in Section 381(c) of the Code. These items will be taken into account by Financial subject to the provisions and limitations specified in
Section 381, 382, 383, ad 384 of the Code and the Regulations thereunder.

     11. As provided by Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Regulations, Financial will succeed to and take into account immediately after the transaction, the earnings and profits, or deficit in earnings and profits of TAC as of the date of transfer. Any deficit in earnings and profits will be used only to offset the earnings and profits accumulated after the date of transfer.

     12. The payment of cash in lieu of fractional share interests of CFB Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by CFB. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional share interests redeemed as provided in Section 302(a) of the Code (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1971-2 C.B. 574).

     Other than the specific tax opinions set forth in this letter, no other opinion has been rendered with respect to the tax treatment of the proposed transaction, including, but not limited to, the tax treatment of the proposed transaction under other provisions of the Code and the Regulations, the tax treatment of any conditions existing at the time of, or effects resulting from, the proposed transaction that are not specifically covered by the above opinions, or the tax treatment of the proposed transaction under state, local, foreign or any other tax laws..

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LINDQUIST & VENNUM P.L.L.P.
DRAFT DATED 6/17/96
Board of Directors
June __, 1996
Page 4



     The opinions expressed herein are rendered as of the date hereof. Changes in the law, facts or the representations relied upon could adversely affect the conclusions reached in this opinion. No assurance can be given that forthcoming changes in the Code or Regulations, Internal Revenue Service interpretations, administrative pronouncements, or court decisions would not adversely impact this transaction either retroactively and/or prospectively.

     This opinion is for the sole use of the Boards of Directors of Financial and CFB and may not be relied upon by any other entity or individual.


                                   Sincerely,

                                   LINDQUIST & VENNUM P.L.L.P.